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                                                               Exhibit (a)(1)(D)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
(INCLUDING THE ASSOCIATED SERIES B JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE
                                    RIGHTS)
                                       OF

                          EXIGENT INTERNATIONAL, INC.
                                       AT
                      $3.55 NET PER SHARE OF COMMON STOCK
                                       BY

                              MANATEE MERGER CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                               HARRIS CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON TUESDAY, MAY 15, 2001, UNLESS THE OFFER IS EXTENDED.

                                                                  April 17, 2001
To Brokers, Dealers, Commercial Banks
Trust Companies and Other Nominees:

     We have been appointed by Manatee Merger Corp., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Harris Corporation, a Delaware corporation ("Harris"), to act as Dealer Manager in connection with the Offeror's offer to purchase all outstanding shares of Common Stock (including the associated Series B Junior Participating Preferred Stock Purchase Rights), par value $0.01 per share (the "Shares"), of Exigent International, Inc., a Delaware corporation (the "Company"), at a purchase price of $3.55 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 17, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of April 2, 2001, among Harris, the Offeror and the Company (the "Merger Agreement").

     Holders of Shares whose certificates for such Shares (the "Certificates") and all other required documents are not immediately available or who cannot deliver their Certificates and all other required documents to Mellon Investor Services, L.L.C. (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1. The Offer to Purchase, dated April 17, 2001.

          2. The Letter of Transmittal to tender Shares is for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3. A letter to holders of Shares of the Company from Bernard R. Smedley, the Chairman of the Board and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the holders of Shares.

          4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Certificates and all other required documents are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date.
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          5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7. A return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 15, 2001, UNLESS THE OFFER IS EXTENDED.

     Please note the following:

          1. The tender price is $3.55 per Share net to the seller in cash without interest.

          2. The Board of Directors of the Company unanimously has determined that the Offer and the Merger (as defined in the Offer to Purchase) are fair to, and in the best interests of, the Company's holders of Shares, has approved the Offer, the Merger and the Merger Agreement and unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

          3. The Offer is being made for all of the outstanding Shares.

          4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, May 15, 2001, unless the Offer is extended.

          5. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares constituting at least fifty-one percent (51%) of the Voting Shares (the "Minimum Condition"), and (ii) the satisfaction of certain other terms and conditions. For purposes of this letter, "Voting Shares" means the then outstanding Shares, together with (a) all of the Company's then outstanding shares of Class A Preferred Stock, par value $.01 per share, and (b) all of the Shares issuable under Options (as defined in the Merger Agreement) that are or may become exercisable between the date on which the Offeror first pays for Shares validly tendered and not withdrawn pursuant to the Offer (the "Tender Offer Acceptance Date") and the Effective Time (as defined in the Merger Agreement) or under any other option, warrant, convertible security or right or other commitment or arrangement in effect on the Tender Offer Acceptance Date. If the Minimum Condition or any other condition to the Offer is not satisfied by 12:00 Midnight, New York City time, on Tuesday, May 15, 2001 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement, elect to (i) withdraw the Offer or allow it to expire and not accept for payment any Shares and return all tendered Shares to tendering holders of Shares, or (ii) extend the Offer as provided in the Merger Agreement and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, or (iii) waive such condition (in the case of the Minimum Condition, with the consent of the Company) and purchase all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

          6. Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

     In order for holders of Shares to accept the Offer, (i) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) or other required documents should be sent to the Depositary and (ii) Certificates representing the tendered Shares or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) should be delivered to the Depositary in accordance with the instructions set forth in the Offer.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender must be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     Neither the Offeror, Harris nor any officer, director, shareholder, agent or other representative of the Offeror will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent as

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described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Offeror will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Georgeson Shareholder Communications Inc., the Information Agent for the Offer, 17 State Street, 10th Floor, New York, New York 10004 (212-440-9800) or Georgeson Shareholder Securities Corporation, Dealer Manager for the Offer, 17 State Street, 10th Floor, New York, New York 10004 (212-440-9800).

     Requests for copies of the enclosed materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth above.

                                      Very truly yours,

                                          GEORGESON SHAREHOLDER
                                          SECURITIES CORPORATION

GEORGESON SHAREHOLDER SECURITIES CORP LOGO

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF HARRIS, THE OFFEROR, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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